Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans
	9/30/2004
Company	Outstanding Balance	Trans. Date	Transaction	Ending Balance	Lending Bank

EAI	$85,000,000	10/1/2004	($85,000,000)	$0	Simmons Bank
EMI	$25,000,000	10/1/2004	($25,000,000)	$0	Trustmark Bank